                                                                    EXHIBIT 99.2


              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

                          INDEX TO FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                                           PAGE NUMBER
                                                                                                           -----------

Financial Statements - Credit Suisse First Boston Corporation

     Independent Auditors' Report...................................................................            8

     Consolidated Statements of Financial Condition as of December 31, 1999 and 1998................            9

     Consolidated Statements of Operations for the years ended December 31, 1999,
       1998 and 1997...............................................................................            11

     Consolidated Statements of Changes in Stockholder's Equity for the
       years ended December 31, 1999, 1998 and 1997................................................            12

     Consolidated Statements of Cash Flows for years ended December 31, 1999, 1998
       and 1997....................................................................................            13

     Notes to Consolidated Financial Statements....................................................            14

     Condensed Consolidated Statements of Financial Condition as of June 30, 2000 (Unaudited),
       and December 31, 1999 (Unaudited)...........................................................            27

     Condensed Consolidated Statements of Income for the six-month periods ended June 30, 2000
       and 1999 (Unaudited)........................................................................            29

     Condensed Consolidated Statements of  Changes in Stockholder's Equity for the
       six-month period ended June 30, 2000 and for the year ended December 31, 1999 (Unaudited)...            30

     Condensed Consolidated Statements of Cash Flows for six-month periods ended June 30,
       2000 and 1999 (Unaudited)...................................................................            31

     Notes to Condensed Consolidated Financial Statements (Unaudited)..............................            32

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors
Credit Suisse First Boston Corporation:

We have audited the accompanying consolidated statements of financial condition of Credit Suisse First Boston Corporation and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Credit Suisse First Boston Corporation and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.



/s/ KPMG LLP

New York, New York
November 1, 2000

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


                                                                                    December 31,       December 31,
                                                                                        1999               1998
                                                                                 --------------      --------------
                                     ASSETS

Cash and cash equivalents....................................................    $      101,411      $      116,215
Cash and securities segregated for regulatory purposes or deposited with
   clearing organizations....................................................         2,678,975           1,995,667
Collateralized short-term agreements:
   Securities purchased under agreements to resell...........................        28,016,598          21,287,084
   Securities borrowed.......................................................        39,126,463          27,802,926
Securities pledged as collateral.............................................         1,316,264           1,559,884
Receivables:
   Customers.................................................................         1,020,488             212,649
   Brokers, dealers and other................................................         3,833,917           4,207,483
Financial instruments owned, at value:
   U.S. government and agencies..............................................         7,503,760           6,823,647
   Non-U.S. government securities............................................            78,322             260,022
   Corporate debt............................................................         5,719,556           5,458,975
   Equities and other........................................................         7,791,803           6,688,473
Office facilities, at cost (net of accumulated depreciation and amortization of
   $187,684 and $156,826, respectively)......................................           216,220             202,033
Goodwill (net of accumulated amortization of $238,370 and $211,851,
   respectively).............................................................           291,999             318,518
Other assets and deferred amounts............................................           442,901             465,542
                                                                                 --------------      --------------
Total Assets.................................................................    $   98,138,677      $   77,399,118
                                                                                 ==============      ==============




          See accompanying notes to consolidated financial statements.

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                 (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


                                                                                   December 31,        December 31,
                                                                                       1999                1998
                                                                                 --------------      --------------
                      LIABILITIES AND STOCKHOLDER'S EQUITY

Short-term borrowings...........................................................  $   2,839,897       $   7,460,424
Collateralized short-term financings:
    Securities sold under agreements to repurchase..............................     43,478,449          36,287,959
    Securities loaned...........................................................     19,427,088           6,762,656
Obligation to return pledged securities.........................................      2,178,896           1,615,646
Payables:
    Customers...................................................................      3,592,682           1,668,010
    Brokers, dealers and other..................................................      2,571,790           3,130,896
Financial instruments sold not yet purchased, at value:
    U.S. government and agencies................................................     12,622,131          10,358,675
    Non - U.S. government securities............................................        132,323             224,526
    Corporate debt..............................................................      1,471,526           1,399,986
    Equities and other..........................................................      1,527,957           1,642,476
Accounts payable and accrued expenses...........................................      2,045,401           1,078,225
Subordinated borrowings.........................................................      4,150,000           4,150,000
                                                                                 --------------      --------------

         Total liabilities......................................................     96,038,140          75,779,479

Stockholder's equity:
    Common stock ($1.00 par value; 1,000 shares authorized, issued and
        outstanding)............................................................              1                   1
    Paid-in capital.............................................................      1,951,503           1,486,425
    Retained earnings...........................................................        149,033             133,213
                                                                                 --------------      --------------

         Total stockholder's equity.............................................      2,100,537           1,619,639
                                                                                 --------------      --------------

Total Liabilities and Stockholder's Equity...................................... $   98,138,677      $   77,399,118
                                                                                 ==============      ==============



          See accompanying notes to consolidated financial statements.

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

                      Consolidated Statements of Operations

                                 (IN THOUSANDS)

                                                                                Years Ended December 31,
                                                                      1999               1998                1997
                                                                 -------------      -------------      --------------
Revenues:
    Commissions...............................................    $    515,451        $   332,843        $    267,301
    Underwritings.............................................         909,144            534,783             524,853
    Fees......................................................         746,754            518,606             383,405
    Interest and dividend income (expense) net of interest
       expense (income) of $6,421,951, $(5,881,368),
       and $3,237,359, respectively...........................           5,539            (68,722)            100,908
    Principal transactions-net................................         754,740            210,086             383,522
    Other.....................................................          14,009             12,587              10,592
                                                                 -------------      -------------      --------------

       Total revenues.........................................       2,945,637          1,540,183           1,670,581
                                                                 -------------      -------------      --------------

Costs and Expenses:
    Compensation and benefits.................................       2,221,896          1,165,393             986,100
    Communications and technology.............................         147,310            118,677              96,899
    Brokerage, clearing, exchange fees and other..............         126,675            118,933              99,282
    Occupancy and related costs...............................         154,947            126,194             105,069
    Other operating expenses..................................         313,691            384,263             227,499
                                                                 -------------      -------------      --------------

       Total costs and expenses...............................       2,964,519          1,913,460           1,514,849
                                                                 -------------      -------------      --------------

(Loss) income before (benefit) provision for income taxes.....         (18,882)          (373,277)            155,732
                                                                 -------------      -------------      --------------

(Benefit) provision for income taxes..........................         (34,702)          (164,573)             57,774
                                                                 -------------      -------------      --------------

Net income (loss).............................................   $      15,820       $   (208,704)     $       97,958
                                                                 =============      =============      ==============





          See accompanying notes to consolidated financial statements.

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholder's Equity

                    Years Ended December 31, 1999, 1998 and 1997

                                 (IN THOUSANDS)


                                                       COMMON         PAID-IN         RETAINED
                                                       STOCK          CAPITAL         EARNINGS             TOTAL
                                                       -----          -------         --------             -----
Balances at December 31, 1996...................        $ 1        $   914,068        $ 243,959        $ 1,158,028

Net income......................................          -                  -           97,958             97,958
Credit Suisse Group Share Plan Activity.........          -            275,176                -            275,176
                                                       ----       ------------   --------------       ------------

Balances at December 31, 1997...................          1          1,189,244          341,917          1,531,162

Net loss........................................          -                  -         (208,704)          (208,704)
Credit Suisse Group Share Plan Activity.........          -            297,181                -            297,181
                                                       ----       ------------  ---------------       ------------

Balances at December 31, 1998...................          1          1,486,425          133,213          1,619,639

Net income......................................          -                  -           15,820             15,820
Credit Suisse Group Share Plan Activity.........          -            465,078                -            465,078
                                                       ----       ------------  ---------------       ------------

Balances at December 31, 1999...................        $ 1        $ 1,951,503        $ 149,033        $ 2,100,537
                                                        ===        ===========        =========        ===========




          See accompanying notes to consolidated financial statements.

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                                 (IN THOUSANDS)


                                                                                    Years Ended December 31,
                                                                             1999             1998           1997
                                                                          ------------    ------------    ------------
Cash flows from operating activities:
    Net income (loss) .................................................   $     15,820    $   (208,704)   $     97,958
    Adjustment to reconcile net income (loss) to net cash provided by
      (used in) operating activities:
       Depreciation and amortization ..................................         92,656          69,710          49,933
       Deferred taxes .................................................          7,136        (132,881)        (75,414)
       Stock compensation .............................................        453,948         270,513         156,371

(Increase) decrease in operating assets:
    Cash and securities segregated for regulatory
       purposes or deposited with clearing organizations ..............       (683,308)     (1,014,229)       (215,101)
    Collateralized short-term agreements ..............................    (18,053,051)       (632,871)     (6,714,136)
    Securities pledged as collateral ..................................        243,620      (1,559,884)           --
    Receivables .......................................................       (434,273)     (2,312,454)       (374,197)
    Financial instruments owned, at value .............................     (1,862,324)     (5,239,409)        474,635
    Other assets and deferred amounts .................................         15,505          (8,719)        (15,754)
Increase (decrease) in operating liabilities:
    Collateralized short-term financings ..............................     19,854,922       4,198,840         899,844
    Obligation to return pledged securities ...........................        563,250       1,615,646            --
    Payables ..........................................................      1,365,566      (2,107,306)      2,072,564
    Financial instruments sold not yet purchased, at value ............      2,128,274       4,891,402        (610,487)
    Accounts payable and accrued expenses .............................        978,306         335,321        (127,673)
                                                                          ------------    ------------    ------------

       Net cash provided by (used in) operating activities ............      4,686,047      (1,835,025)     (4,381,457)
                                                                          ------------    ------------    ------------

Cash flows from investing activities:
    Net payment for other assets ......................................        (80,324)        (84,429)         (5,759)
                                                                          ------------    ------------    ------------

       Net cash used in investing activities ..........................        (80,324)        (84,429)         (5,759)
                                                                          ------------    ------------    ------------

Cash flows from financing activities:
  Net (payments for) proceeds from:
    Short-term borrowings .............................................     (4,620,527)        381,287       3,856,332
    Subordinated borrowings ...........................................             --       1,600,000         550,000
                                                                          ------------    ------------    ------------

       Net cash (used in) provided by financing activities ............     (4,620,527)      1,981,287       4,406,332
                                                                          ------------    ------------    ------------

Net (decrease) increase in cash and cash equivalents ..................        (14,804)         61,833          19,116

Cash and cash equivalents at beginning of period ......................        116,215          54,382          35,266
                                                                          ------------    ------------    ------------

Cash and cash equivalents at end of period ............................   $    101,411    $    116,215    $     54,382
                                                                          ============    ============    ============


          See accompanying notes to consolidated financial statements.

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                 (IN THOUSANDS EXCEPT WHERE INDICATED OTHERWISE)

                                December 31, 1999

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

Credit Suisse First Boston Corporation and Subsidiary ("CSFB Corp.") is a wholly owned subsidiary of Credit Suisse First Boston, Inc. (the "Parent Company"), whose ultimate parent is Credit Suisse Group. CSFB Corp., as a U.S. registered broker-dealer, provides a variety of capital raising, market making, advisory and brokerage services for its government, financial institution and corporate clients. It is also a primary dealer in U.S. Government securities and an underwriter, placement agent or dealer for money market instruments, commercial paper, mortgage and other asset-backed securities, as well as a range of debt, equity and other convertible securities of corporations and other issuers. CSFB Corp. also executes trading strategies for its own account using debt, equity, and related derivative instruments.

BASIS OF PRESENTATION

The consolidated financial statements include Credit Suisse First Boston Corporation and its wholly owned subsidiary, Special Situations Holdings, Inc. - Westbridge ("Westbridge"). During 1999, Westbridge was established for the purpose of holding certain investment securities. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All material intercompany balances and transactions have been eliminated.

Substantially all of CSFB Corp.'s financial assets and liabilities, as well as financial instruments with off-balance sheet risk, are carried at market or fair values or are carried at amounts that approximate fair value because of their short-term nature. Fair value is estimated at a specific point in time, based on quoted market prices or estimated fair value as determined by management through the use of price quotes from brokers and dealers, discounted expected cash flows, model pricing, or other appropriate methods. These estimates do not generally reflect any premium or discount that could result from offering for sale at one time CSFB Corp.'s entire holdings of a particular financial instrument.

Certain reclassifications have been made to previously issued financial statements to conform to the current presentation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all demand deposits held in banks and highly liquid investments with original maturities of 90 days or less, other than those held for sale in the ordinary course of business.

COLLATERALIZED FINANCING AGREEMENTS

Securities sold under agreements to repurchase ("repurchase agreements") and securities purchased under agreements to resell ("resale agreements") are treated as financing arrangements and are carried at contract amounts that reflect the amounts at which the securities will be subsequently repurchased or resold. Interest on such contract amounts is accrued and is included in the accompanying Consolidated Statements of Financial Condition in Receivables from and Payables to brokers, dealers and other. Repurchase and resale agreements with the same counterparty and the same maturity date, executed under master netting agreements and common clearing facilities, are presented net in the Consolidated Statements of Financial Condition. It is CSFB Corp.'s policy to take possession of securities borrowed and securities purchased under resale agreements. CSFB Corp. monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral as required through contractual provisions where appropriate.

SECURITIES BORROWED AND SECURITIES LOANED

Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received. For securities borrowed, CSFB Corp. deposits cash, letters of credit or other collateral that exceeds the market value of securities borrowed with the lender. For securities loaned, CSFB Corp. receives collateral in cash or other collateral that exceeds the market value of securities loaned. CSFB Corp. monitors the market value of securities borrowed and loaned daily and obtains or refunds additional collateral, as necessary.

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

SECURITIES PLEDGED AS COLLATERAL AND OBLIGATION TO RETURN PLEDGED SECURITIES

Certain inventory positions, primarily U.S. government and agency securities, have been reclassified to Securities pledged as collateral. Certain other inventory positions have been recorded with a corresponding Obligation to return pledged securities. These positions are primarily a result of securities received or pledged as collateral in term repurchase or resale agreements for which the collateral provider does not have the explicit contractual right to substitute.

RECEIVABLES AND PAYABLES

Customer securities transactions are recorded on a settlement date basis with related commission income and expenses reported on a trade date basis. Receivables from and Payables to customers include amounts due on cash and margin transactions.

Amounts receivable and payable for securities transactions that have not reached their contractual settlement date are recorded net on the Consolidated Statements of Financial Condition.

FINANCIAL INSTRUMENTS

Financial instruments, including U.S. government and agency securities, mortgage-backed securities, options, forward and futures transactions, debt and equity securities, are recorded in the Consolidated Statements of Financial Condition on a trade date basis.

OFFICE FACILITIES

Furniture, equipment, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation for furniture and equipment is provided on a straight-line basis using estimated lives of between three and five years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease. Exchange memberships owned by CSFB Corp. are included in Other assets and deferred amounts and are carried at cost.

GOODWILL

In 1988, First Boston Inc., the then parent of CSFB Corp., and CS Holding (now Credit Suisse Group), formed CS First Boston, Inc. with CS Holding becoming a significant shareholder. Subsequent purchases by Credit Suisse Group in 1990, 1994, and 1996 increased ownership to 100%. Goodwill, which resulted from the excess of the purchase price over the fair value of the acquired net assets at the dates of acquisition, is being amortized over a 20 year life at a current annual rate of approximately $26.5 million. The accumulated amount of amortization was $238.4 million and $211.9 million for 1999 and 1998, respectively. Goodwill is reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset. If it is determined that goodwill is unlikely to be recovered, impairment is measured on a discounted cash flow basis.

PRINCIPAL TRANSACTIONS - NET

Changes in unrealized gains and losses, as well as realized gains and losses on all derivative instruments (options, forward and futures contracts and swaps), are included in Principal transactions - net in the Consolidated Statements of Operations.

UNDERWRITING AND FEES

Investment banking underwriting revenues from gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which CSFB Corp. acts as an underwriter or agent, are recorded in Underwritings in the Consolidated Statements of Operations. Investment banking revenues from fees earned from providing merger-and-acquisition and other advisory services are recorded in Fees in the Consolidated Statements of Operations. Investment banking management fees are recorded on offering date, sales concessions on settlement date, and underwriting fees at the time the underwriting is completed.

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

STOCK-BASED COMPENSATION

CSFB Corp. accounts for stock-based compensation in accordance with the intrinsic value-based method in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", rather than the fair value-based method in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation".

INCOME TAXES

CSFB Corp. is included in a consolidated federal income tax return and combined New York State and New York City income tax returns filed by the Parent Company. The Parent Company allocates federal, state and city income taxes to its subsidiaries on a separate return basis. Any credits for losses will be paid by the Parent Company to the extent that such credits are for tax benefits that have been utilized in the consolidated federal or combined state and city income tax return. The amount due from the Parent Company based on the allocation of tax benefits amounted to $41,838 and $31,692 for the years ended December 31, 1999 and 1998, respectively. The amount due to the Parent Company amounted to $133,188 for the year ended December 31, 1997.

NEW ACCOUNTING PRONOUNCEMENTS

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires all derivatives to be recognized in the Consolidated Statements of Financial Condition at fair value. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000, and should be applied prospectively. Since most of CSFB Corp.'s derivatives are currently carried at fair value, the adoption of this statement is not expected to have a material effect on CSFB Corp.'s Consolidated Financial Statements.

2.       RELATED PARTY TRANSACTIONS

In the normal course of business, CSFB Corp. enters into transactions with affiliated companies. Total assets and total liabilities at December 31, 1999 include $2,477,520 and $22,384,549, respectively, and revenues and expenses for the year ended December 31, 1999 include $214,658 and $1,439,731, respectively, resulting from these transactions. Total assets and total liabilities at December 31, 1998 include $2,611,735 and $15,060,575, respectively, and revenues and expenses for the year ended December 31, 1998 include $161,304 and $1,333,333, respectively, resulting from these transactions. Revenues and expenses for the year ended December 31, 1997 include $47,000 and $553,000, respectively, resulting from these transactions. Included in these transactions are revenues and expenses resulting from various securities trading, investment banking and financing activities with certain affiliates, as well as reimbursement for administrative services performed by CSFB Corp. under the terms of a management fee arrangement. Such fees are treated as a reduction of expenses in the Consolidated Statements of Operations.

Pursuant to an agreement, CSFB Corp. sold, without recourse, to the Parent Company the right, title and interest in certain assets aggregating $270,588 and $139,134 at December 31, 1999 and 1998, respectively. CSFB Corp. has not realized a gain or loss under this agreement.

Included in Other assets and deferred amounts are certain equipment and leasehold improvements in the amount of $5,000, which have been pledged as collateral for loans issued to CSFB Corp. from a subsidiary of the Parent Company.

3.       CASH AND SECURITIES SEGREGATED UNDER FEDERAL AND OTHER REGULATIONS

In compliance with the Commodities Exchange Act, CSFB Corp. segregates funds deposited by customers and funds accruing to customers as a result of trades or contracts. As of December 31, 1999 and 1998, cash and securities aggregating $842,887 and $446,127, respectively, were segregated or secured in separate accounts on behalf of customers.

In accordance with the Securities and Exchange Commission's no action letter dated November 3, 1998, CSFB Corp. computed a reserve requirement for the proprietary accounts of introducing broker-dealers ("PAIB") as of December 29, 1999. CSFB Corp. did not have a deposit requirement at that date.

In addition, U.S. Treasury securities with a market value of $1,836,088 and $1,549,540 as of December 31, 1999 and 1998, respectively, have been segregated in a special reserve bank account for the benefit of customers as required by rule 15c3-3 of the Securities and Exchange Commission.

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

 4.      BORROWINGS

Short-term borrowings are generally demand obligations with interest approximating Federal fund rates. Such borrowings are generally used to facilitate the securities settlement process, to finance securities inventories, and to finance securities purchased by customers on margin.

Short-term borrowings and repurchase agreements:

                                                                           Weighted Average
                                                                            Interest Rates
                                                   December 31,             December 31,
                                                 1999        1998          1999      1998
                                              ---------   ---------      --------   ------
                                                 (IN MILLIONS)
Securities sold under repurchase agreements   $43,478      $36,288         4.76%     5.01%
Bank loans                                    $ 2,840      $ 7,460         5.58%     6.44%


At December 31, 1999 and 1998, CSFB Corp.'s outstanding subordinated borrowings were as follows:


                                                                      December 31,
                                                                 1999              1998
                                                             ------------     -------------
                                                                     (IN THOUSANDS)
Revolving Subordinated Loan Agreements:
     Due May 31, 2003                                        $    500,000      $    500,000
     Due December 31, 2005                                      1,000,000         1,000,000
     Due February 28, 2008                                      1,150,000         1,150,000

Equity Subordination Agreements:
     Due April 30, 2005                                           500,000           500,000
     Due September 30, 2007                                       450,000           450,000
     Due July 31, 2008                                            550,000           550,000
                                                             ------------     -------------

     Total subordinated borrowings                            $ 4,150,000      $  4,150,000
                                                             ============     =============


The above subordinated loan agreements are with the Parent Company. During 1999, CSFB Corp. extended the maturity on one of the revolving subordinated loans from April 30, 2000 to April 30, 2005. During 1998, CSFB Corp. extended the maturity on one of the revolving subordinated loans from December 31, 1999 to February 28, 2008 and increased the amount outstanding under that facility by $900,000. Also during 1998, CSFB Corp. increased the outstanding amount of the revolving subordinated loan agreement with a maturity of May 31, 2003 by $150,000. In addition, during 1998, CSFB Corp. entered into a new equity subordination agreement with a maturity of July 31, 2008 in the amount of $550,000. The agreements are at floating interest rates and are equivalent to those obtained by the Parent Company for its subordinated borrowings. The weighted average effective interest rate at December 31, 1999 and 1998 for these borrowings was 6.45% and 6.20%, respectively. The fair value of these borrowings approximates the amounts reflected in the Consolidated Statements of Financial Condition.

For the years ended December 31, 1999, 1998 and 1997, interest paid on all borrowings and financing arrangements was $6,070,000, $6,125,000, and $2,693,000, respectively.

The borrowings under these agreements qualify as regulatory capital and the agreements include all statutory restrictions specified by the Uniform Net Capital Rule under the Securities Exchange Act of 1934, including restrictive covenants relating to additional subordinated borrowings and to minimum levels of net capital, as defined, and consolidated stockholder's equity.

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

5.       INCOME TAXES

Income taxes included in the Consolidated Statements of Operations include the following:


                                                                         December 31,
                                                            1999             1998              1997
                                                           ------           ------            -----
                                                                        (IN THOUSANDS)
Current:
   U.S. Federal                                           $ (46,919)        $  (35,004)       $ 115,333
   Foreign                                                    1,081                812              855
   State and local                                            4,000              2,500           17,000
                                                         ----------         ----------       ----------
Total current                                               (41,838)           (31,692)         133,188

Deferred:
   U.S. Federal                                               7,136           (132,881)         (75,414)
                                                         ----------         ----------       ----------

Total (benefit) provision for income taxes                $ (34,702)        $ (164,573)       $  57,774
                                                          =========         ==========        =========


The following summarizes the difference between the "expected" tax provision (benefit), which is computed by applying the statutory tax rate to income (loss) before provision (benefit) for income taxes, and the effective provision (benefit) for income taxes, which is computed by using the effective tax rate:

                                                  1999                           1998                            1997
                                                  ----                           ----                            ----
                                                       PERCENT OF                      PERCENT OF                     PERCENT OF
                                                         PRE-TAX                         PRE-TAX                        PRE-TAX
                                          AMOUNT          LOSS           AMOUNT           LOSS           AMOUNT         INCOME
                                          ------         ------          ------          ------          ------         ------
                                      (IN THOUSANDS)                 (IN THOUSANDS)                  (IN THOUSANDS)
 Computed "expected" tax
    (benefit) provision...........      $  (6,609)         (35.0)%      $ (130,647)        (35.0)%     $ 54,506          35.0%

Increase (decrease) due to:
   State and local taxes, net of
     related federal income tax
     benefit......................          2,600           13.8             1,625           0.4         11,050           7.1
   Dividend exclusion.............        (40,970)        (217.0)          (43,834)        (11.7)       (12,368)         (7.9)
   Goodwill.......................          9,282           49.1             9,282           2.5          9,282           5.9
   Other..........................            995            5.3              (999)         (0.3)        (4,696)         (3.0)
                                        ---------         ------        ----------         -----       --------          -----
Total (benefit) provision for
   income taxes...................      $ (34,702)        (183.8)%      $ (164,573)        (44.1)%     $ 57,774          37.1%
                                        ==========       =========      ===========        =======     ========          =====



Deferred tax assets are principally applicable to employees' deferred compensation and benefits, net unrealized gains and losses in trading and investment inventories, and certain reserves. The net deferred tax asset, included in Other assets and deferred assets in the Consolidated Statements of Financial Condition, has the following components at December 31, 1999 and 1998:

                                                                        1999             1998
                                                                     ----------       -------
                                                                            (IN THOUSANDS)
          Deferred tax assets                                         $ 427,460        $ 454,409
          Valuation allowance                                           (11,853)         (12,056)
                                                                    -----------      -----------
                                                                        415,607          442,353
          Deferred tax liabilities                                         (768)         (20,378)
                                                                    -----------      -----------
          Net deferred tax asset                                      $ 414,839        $ 421,975
                                                                    ===========      ===========

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

The realization of net deferred tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income in certain periods and the utilization of tax planning strategies. Management has determined that it is more likely than not that the net deferred tax asset can be supported by expected future taxable income, which will exceed amounts necessary to fully realize remaining deferred tax assets resulting from the scheduling of temporary differences. Due to the uncertainty of the realization of certain state and local tax benefits, CSFB Corp. has established a valuation allowance against these future benefits in the amount of $11,853 and $12,056 as of December 31, 1999 and 1998, respectively.

6.       NET CAPITAL

CSFB Corp. is subject to the requirements of several regulatory bodies, including the Uniform Net Capital Rule under the Securities Exchange Act of 1934 (the "Exchange Act"). As such, it is subject to the NYSE's net capital rule, which conforms to the Uniform Net Capital Rule under rule 15c3-1 of the Exchange Act. Under the alternative method permitted by this rule, the required net capital may not be less than two percent of aggregate debit balances arising from customer transactions or four percent of segregated funds, whichever is greater. If a member firm's capital is less than four percent of aggregate debit balances, the NYSE may require the firm to reduce its business. If a member firm's net capital is less than five percent of aggregate debit balances, the NYSE may prevent the firm from expanding its business and declaring cash dividends. At December 31, 1999, CSFB Corp.'s net capital of $1,801,804 was
77.35 percent of aggregate debit balances and in excess of the minimum requirement of $51,917 by $1,749,887.

7.       DERIVATIVE FINANCIAL INSTRUMENTS

CSFB Corp. enters into various transactions involving derivatives. In general, derivatives are contractual agreements that derive their values from the performance of underlying assets, interest or currency exchange rates, or a variety of indices. CSFB Corp. enters into derivative transactions for trading purposes or to provide products for its clients. These transactions involve options, forwards, futures and swaps.

OPTIONS

Options are contracts that allow the holder to purchase or sell financial instruments for cash at a specified price at or within a specified period of time. Options bear the risk of an unfavorable change in the price of the financial instruments underlying the option and the risk that a counterparty is unable to perform in accordance with the terms of the option.

FORWARDS AND FUTURES

Forward and futures contracts are for the delayed delivery of securities and/or currencies in which the seller agrees to make delivery at a specified future date at a specified price or yield for cash. TBA's provide for delayed delivery of an underlying instrument. Risks arise from the possible inability of counterparties to meet the terms of contracts and from movements in market values and interest rates.

SWAPS

CSFB Corp.'s swap agreements are primarily interest rate related. Interest rate swaps are contractual agreements to exchange interest rate payments based on agreed notional amounts and maturity. In addition, CSFB Corp. also enters into total return swap transactions whereby CSFB Corp. receives/pays the equivalent of the unrealized gains and losses and net interest or dividend income on underlying securities. As principal in these transactions, CSFB Corp. is exposed to loss should any of the parties default as well as from interest rate risk associated with unmatched positions.

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

The notional or contract amounts indicate the extent of CSFB Corp.'s involvement in the derivative instruments noted above. They do not measure CSFB Corp.'s exposure to market or credit risk and do not represent the future cash requirements of such contracts. The notional (contract) amounts for derivatives outstanding at December 31, 1999 and 1998 are as follows:

                                                                      1999          1998
                                                                      ----          ----
                                                                         (IN BILLIONS)
Options written                                                      $  38.7        $ 14.3
Options purchased                                                    $ 222.8        $ 11.8
Forward contracts purchased                                          $  20.5        $ 22.6
Forward contracts sold                                               $  15.4        $ 11.1
Futures contracts purchased                                          $  25.1        $ 16.1
Futures contracts sold                                               $  39.9        $ 45.7
Swaps                                                                $   2.4        $  1.1


During 1999, CSFB Corp. purchased options on interest rate strips tied to U.S. Treasury Bills. At December 31, 1999, the notional amount of the underlying U.S. Treasury Bills represented $200,600,000 of the total purchased options and had a market value of $200. These options expired unexercised by January 15, 2000.

The fair values of derivatives outstanding at December 31, 1999 and 1998 are as follows:

                                                        1999                         1998
                                                        ----                         ----
                                                 ASSETS      LIABILITIES      ASSETS      LIABILITIES
                                                 ------      -----------      ------      -----------
                                                                  (IN MILLIONS)
                                                                  -------------
Options                                         $ 415.6       $ 344.8         $ 516.5       $ 186.6
Forward contracts                               $ 398.9       $ 358.6         $ 195.0       $ 190.5
Futures contracts                               $   8.0       $  24.8         $  12.0       $  28.9
Swaps                                           $   8.7       $  22.7         $   6.6       $  16.2


The average fair values of derivatives for 1999 and 1998 are as follows:

                                                        1999                         1998
                                                        ----                         ----
                                                ASSETS      LIABILITIES      ASSETS      LIABILITIES
                                                ------      -----------      ------      -----------
                                                                  (IN MILLIONS)
                                                                  -------------
Options                                          $ 566.7      $ 410.9         $ 489.0      $ 165.2
Forward contracts                                $ 370.9      $ 369.5         $ 165.8      $  62.9
Futures contracts                                $  50.8      $ 109.0         $ 110.4      $ 157.1
Swaps                                            $   4.8      $   6.7         $   5.1      $   6.6

The majority of CSFB Corp.'s derivatives are short-term in duration. At December 31, 1999, the notional or contract amounts of derivatives expiring in future years based on contractual expiration are as follows:

                                       LESS THAN      ONE TO THREE      THREE TO FIVE     GREATER THAN
                                        ONE YEAR          YEARS             YEARS          FIVE YEARS          TOTAL
                                        --------          -----             -----          ----------          -----
                                                                         (IN BILLIONS)
Options written                          $ 36.7              $1.9             $ -            $  0.1             $ 38.7
Options purchased                         210.5               0.6               -              11.7              222.8
Forward contracts purchased                20.5                 -               -                 -               20.5
Forward contracts sold                     15.4                 -               -                 -               15.4
Futures contracts purchased                19.6               5.5               -                 -               25.1
Futures contracts sold                     32.6               6.3             1.0                 -               39.9
Swaps                                       2.1                 -               -               0.3                2.4
                                        -------            ------           -----            ------            -------

     Total                              $ 337.4            $ 14.3           $ 1.0            $ 12.1            $ 364.8
                                        =======            ======           =====            ======            =======

     Percent of total                     92.5%              3.9%            0.3%              3.3%             100.0%
                                        =======            ======           =====            ======            =======

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

             Notes to Consolidated Financial Statements-(Continued)


8.       FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, CSFB Corp.'s customer and trading activities include executing, settling and financing various securities and financial instrument transactions. To execute these transactions, CSFB Corp. purchases and sells (including "short sales") securities, writes options, and purchases and sells forward contracts for mortgage-backed securities and foreign currencies and financial futures contracts. If the customer or counterparty to the transaction is unable to fulfill its contractual obligations, and margin requirements are not sufficient to cover losses, CSFB Corp. may be exposed to off-balance sheet risk. In these situations, CSFB Corp. may be required to purchase or sell financial instruments at prevailing market prices, which may not fully cover the obligations of its customers or counterparties. This risk is limited by requiring customers and counterparties to maintain margin collateral that complies with regulatory and internal guidelines.

As part of CSFB Corp.'s financing and securities settlement activities, CSFB Corp. uses securities as collateral to support various secured financing sources. If the counterparty does not meet its contracted obligation to return securities used as collateral, CSFB Corp. may be exposed to the risk of reacquiring the securities at prevailing market prices to satisfy its obligations. CSFB Corp. controls this risk by monitoring the market value of securities pledged each day and by requiring collateral levels to be adjusted in the event of excess market exposure. As of December 31, 1999 and 1998, CSFB Corp. entered into securities borrowed versus pledged transactions with the approximate market value of $412 million and $2,437 million, respectively. Securities borrowed versus pledged are not reflected in the Consolidated Statements of Financial Condition.

CSFB Corp. enters into forward contracts under which securities are delivered or received in the future at a specified price or yield. If counterparties are unable to perform under the terms of the contracts or if the value of securities and interest rates changes, CSFB Corp. is exposed to risk. Such risk is controlled by monitoring the market value of the securities contracted for each day and by reviewing the creditworthiness of the counterparties. The settlement of these transactions is not expected to have a material adverse effect on CSFB Corp.'s Consolidated Statements of Financial Condition.

Risks associated with letters of credit, guarantees and underwriting commitments are not significant.

9.       CONCENTRATIONS OF CREDIT RISK

As a securities broker and dealer, CSFB, Corp. is engaged in various securities trading and brokerage activities servicing a diverse group of domestic and foreign corporations, governments, and institutional and individual investors. A substantial portion of CSFB Corp.'s transactions is executed with and on behalf of institutional investors including other brokers and dealers, mortgage brokers, commercial banks, U.S. government agencies, mutual funds and other financial institutions. These transactions are generally collateralized.

Credit risk is the potential for loss resulting from the default by a counterparty of its obligations. Exposure to credit risk is generated by securities and currency settlements, contracting derivative and forward transactions with customers and dealers, and the holding in inventory of bonds and/or loans. CSFB Corp. uses various means to manage its credit risk. The credit-worthiness of all counterparties is analyzed at the outset of a credit relationship with CSFB Corp. These counterparties are subsequently reviewed on a periodic basis. CSFB Corp. sets a maximum exposure limit for each counterparty, as well as for groups or classes of counterparties. Furthermore, CSFB Corp. enters into master netting agreements when feasible and demands collateral from certain counterparties or for certain types of credit transactions.

CSFB Corp.'s customer securities activities are transacted either in cash or on a margin basis, in which CSFB Corp. extends credit to the customer.
CSFB Corp. seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral to comply with various regulatory and internal guidelines. Each day, CSFB Corp. monitors required margin levels and requires customers to deposit additional collateral, or reduce positions, when necessary.

10.      EMPLOYEE COMPENSATION AND BENEFIT PLANS

Key employees of CSFB Corp. participate in the Credit Suisse Group International Share Plan (the "Plan"), which provides for the grant or sale of equity based awards based on, and ultimately settled with, shares of Credit Suisse Group. Such awards consist of incentive awards granted as part of annual compensation or retention awards that are considered compensation in future periods.

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

To the extent that the Parent Company does not require reimbursement from CSFB Corp. for these awards, amounts are contributed to CSFB Corp.'s paid-in capital. The total amount charged to expense for the equity based award plans was approximately $453,948, $270,513 and $156,371 for the years ended December 31, 1999, 1998 and 1997, respectively. In addition, approximately $238,000 and $332,000 as of December 31, 1999 and 1998, respectively, related to these plans remained to be expensed in future periods.

CSFB Corp., together with certain of its affiliates, participates in a non-contributory defined benefit pension plan (the "Qualified Plan") and sponsors a savings and profit sharing plan which cover substantially all of its employees. In addition, CSFB Corp., together with certain of its affiliates, participates in a non-contributory, non-qualified, unfunded plan (the "Supplemental Plan"), which is designed to provide benefits to plan participants whose benefits under the Qualified Plan may be limited by tax regulations. Benefits under these pension plans are based on years of service and employees' compensation. Contributions to the Qualified Plan are made to the extent that such amounts are deductible for federal income tax purposes. Contributions to the savings and profit sharing plan by the participants are matched by CSFB Corp. based upon a prescribed amount as set forth in the 401-(k) plan.

The following table sets forth the funded status as of December 31, 1999 and 1998 for the Qualified Plan and the Supplemental Plan:



                                                                       1999                               1998
                                                                       ----                               ----
                                                           QUALIFIED     SUPPLEMENTAL          QUALIFIED       SUPPLEMENTAL
                                                           ---------     ------------          ---------       ------------
                                                                  (IN THOUSANDS)                     (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.............        $ 307,914          $ 12,281          $ 251,971       $   9,711
Service cost........................................           15,140               808             14,462             813
Interest cost.......................................           16,361               701             18,190             727
Amendments..........................................            1,847               150                  -               -
Actuarial (gain)/loss...............................          (39,979)             (187)            34,988           1,496
Transfers from affiliates...........................           12,656                 -                  -               -
Benefits paid.......................................           (8,268)             (173)           (11,697)           (466)
                                                            ---------          --------          ---------       ---------
Benefit obligation at end of year...................        $ 305,671          $ 13,580          $ 307,914       $  12,281
                                                            =========          ========          =========       =========


CHANGE IN PLAN ASSETS
Fair value of assets at beginning of year...........        $ 314,011          $      -          $ 277,057       $       -
Actual return on plan assets........................           17,306                 -             31,189               -
Transfers from affiliates...........................            9,565                 -                  -               -
Employer contributions..............................                -               173             17,462             466
Benefits paid.......................................           (8,268)             (173)           (11,697)           (466)
                                                            ---------          --------          ---------       ---------
Fair value of assets at end of year.................        $ 332,614          $      -          $ 314,011       $      -
                                                            =========          ========          =========       =========

FUNDED STATUS
Funded status.......................................        $  26,943          $(13,580)         $   6,097       $ (12,281)
Unrecognized transition (asset) / obligation........          (10,638)            3,675            (12,158)          4,116
Unrecognized prior service cost.....................            1,758            (2,660)               423          (3,139)
Unrecognized net actuarial (gain)/loss..............            7,460              (351)            44,318            (135)
                                                            ---------          --------          ---------       ---------
Prepaid/(accrued) benefit cost......................        $  25,523          $(12,916)         $  38,680       $ (11,439)
                                                            =========          ========          =========       =========

WEIGHTED AVERAGE ASSUMPTIONS
Discount rate.......................................            7.50%             7.50%              6.75%           6.75%
Expected rate of return on plan assets..............            7.75%               N/A              8.25%             N/A
Rate of compensation increase.......................            5.50%             5.50%              4.75%           4.75%

Service cost........................................         $ 15,140             $ 808          $  14,462       $     813
Interest cost.......................................           16,361               701             18,190             727
Expected return on plan assets......................         (18,662)                 -           (23,678)               -
Amortization of unrecognized transition
  (asset) / obligation..............................          (1,520)               441            (2,026)             588
Amortization of prior service cost..................              312             (329)                233           (456)
Recognized net actuarial loss.......................            1,526                29                  -              -
                                                            ---------          --------          ---------        --------
Net periodic benefit cost...........................         $ 13,157          $  1,650          $   7,181      $   1,672
                                                            =========          ========          =========        ========

             CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

CSFB Corp. provides certain unfunded health care and life benefits for retired employees. Employees hired by CSFB Corp. prior to July 1, 1988 become eligible for these benefits if they meet minimum age and service requirements and are eligible for retirement benefits. CSFB Corp. has the right to modify or terminate these benefits. At December 31, 1999 and 1998, the aggregate accumulated postretirement benefit obligations were $35,103 and $39,415, respectively.

The following table sets forth the funded status as of December 31, 1999 and 1998 for the postretirement benefit obligation:


                                                                                   1999                               1998
                                                                                   ----                               ----
                                                                         MEDICAL          LIFE             MEDICAL            LIFE
                                                                         -------          ----             -------            ----
                                                                              (IN THOUSANDS)                      (IN THOUSANDS)

CHANGE IN BENEFIT OBLIGATION
Benefit obligation at end of prior year ....................         $ 37,353          $  2,062          $ 33,610          $  1,911
Service cost (with interest) ...............................              612                13               831                18
Interest cost ..............................................            1,743               107             2,375               134
Expected plan participants' contributions* .................               67                --                87                --
Actuarial (gain)/loss ......................................           (5,399)              (78)            2,269               121
Expected benefits paid* ....................................           (1,274)             (103)           (1,819)             (122)
                                                                     --------          --------          --------          --------
Benefit obligation at end of year ..........................         $ 33,102          $  2,001          $ 37,353          $  2,062
                                                                     ========          ========          ========          ========

FUNDED STATUS
Funded status ..............................................         $(33,102)         $ (2,001)         $(37,353)         $ (2,062)
Unrecognized prior service cost ............................            1,288                17             1,506                20
Unrecognized net (gain)/loss ...............................           (4,448)               34               951               114
Unrecognized transition obligation .........................           11,038               924            11,714               980
                                                                     --------          --------          --------          --------
Accrued postretirement benefit cost* .......................         $(25,224)         $ (1,026)         $(23,182)         $   (948)
                                                                     ========          ========          ========          ========

COMPONENTS OF NET PERIODIC BENEFIT COSTS
Service cost ...............................................         $    612          $     13          $    831          $     18
Interest cost ..............................................            1,743               107             2,375               134
Amortization of transition obligation ......................              676                56               901                75
Amortization of prior service cost .........................              218                 3               290                 4
Amortization of net loss ...................................               --                 2                --                --
                                                                     --------          --------          --------          --------
Total ......................................................         $  3,249          $    181          $  4,397          $    231
                                                                     ========          ========          ========          ========

EFFECT OF 1% INCREASE IN TREND ON:
Benefit obligation at end of year ..........................         $  5,223               N/A          $  5,152               N/A
Total of service and interest costs for year ...............              440               N/A               496               N/A

EFFECT OF 1% DECREASE IN TREND ON:
Benefit obligation at end of year ..........................         $  4,604               N/A          $  4,451               N/A
Total of service and interest costs for year ...............              368               N/A               420               N/A



*The accrued postretirement benefit costs reflect expected benefit payments.

The assumptions used in determining the accumulated postretirement benefit obligation and net periodic postretirement cost for 1999 were a discount rate of 7.50% and 6.75%, respectively, and health care trend rates ranging from 7.20% in 2000 for employees under age 65 and 6.70% in 2000 for employees who are age 65 and above to 5.30% in 2003 for both groups. The weighted average compensation increase was 5.50% for the year ended December 31, 1999. CSFB Corp. has elected to amortize the transition obligation (the cumulative actuarial present value of postretirement benefits at the point of adoption) over a 20-year period.

11       LEASES, COMMITMENTS AND CONTINGENT LIABILITIES


Net rental expenses on operating leases were approximately $74,800, $61,750, and $61,400 in 1999, 1998, and 1997, respectively.

             CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

At December 31, 1999, non-cancelable leases, net of subleases, in excess of one year, excluding escalation and renewal options, had the following minimum lease commitments:

                 PERIOD                       (IN THOUSANDS)

                   2000                          $  46,027
                   2001                             47,627
                   2002                             46,479
                   2003                             46,391
                   2004                             41,408
                   2005-2021                       371,427
                                                ----------

                          Total                  $ 599,359
                                                 =========

In the normal course of business, CSFB Corp. enters into underwriting commitments. Management of CSFB Corp. believes that transactions relating to such underwriting commitments that were open at December 31, 1999 will have no material effect on the Consolidated Financial Statements. CSFB Corp. is contingently liable for underwriting commitments of $1,300,000 and $1,400,000 at December 31, 1999 and 1998, respectively.

CSFB Corp. was contingently liable at December 31, 1999 and 1998 for letters of credit aggregating $601,603 and $216,500, respectively, which satisfy various collateral requirements.

12.      INDUSTRY SEGMENT DATA

CSFB Corp. operates and manages its businesses and presents segment information through three principal operating segments: Investment Banking ("IBD"), Fixed Income ("FID") and Equities.

Such segments are managed separately based on types of products and services offered and their related client bases. CSFB Corp. evaluates the performance of its segments primarily on the basis of income before income taxes.

o Through its industry and product groups, IBD provides clients with a full range of investment banking services such as primary issuance, merger and acquisition and other advisory activities.

o FID presents one unified group to handle a broad range of fixed income cash and derivative products, such as government and corporate bonds, money markets, and foreign exchange, and assists clients in managing their assets and liabilities.

o The Equities division engages in both exchange-traded and over-the-counter traded securities, including American Depositary Receipts, restricted stocks, equity repurchases, block trade executions, equity derivatives and convertible securities.

CSFB Corp. allocates to its segments a pro rata share of certain centrally managed costs such as leased facilities and equipment costs, employee benefits and certain general overhead expenses based upon specified amounts, usage criteria or agreed rates, and allocates interest expense based upon the type of asset. The interest rates applied will also vary depending upon the type and duration of the asset. The segment allocation of some costs such as incentive bonuses has been estimated. All other accounting policies of the segments are the same as those described in the summary of significant accounting policies.

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

The following is a summary of CSFB Corp.'s segment data:

                                                      IBD              FID             EQUITIES           OTHER             TOTAL
                                                      ---             ------           --------           -----             -----
                                                                                   (IN MILLIONS)

DECEMBER 31, 1999:

Net revenues (expenses) ........................   $   1,151.4     $     564.6      $   1,358.3      $    (128.7)     $   2,945.6
Depreciation and amortization ..................          18.3            26.4             21.4             26.5             92.6
Net interest (expense) income ..................         (17.4)          306.9           (154.3)          (129.7)             5.5

Income (loss) before income taxes ..............   $     195.8     $    (173.7)     $     418.9      $    (459.9)     $     (18.9)

Segment assets .................................   $        --     $  66,754.8      $  25,466.1      $   5,917.8      $  98,138.7
Expenditures for long lived assets .............   $      23.1     $      42.2      $      23.0      $        --      $      88.3

DECEMBER 31, 1998:

Net revenues (expenses) ........................   $     742.3     $     247.1      $     632.2      $     (81.4)     $   1,540.2
Depreciation and amortization ..................          11.4            19.1             12.7             26.5             69.7
Net interest (expense) income ..................          (7.5)          240.2           (177.2)          (124.2)           (68.7)

Income (loss) before income taxes ..............   $     195.6     $    (320.0)     $     140.8      $    (389.7)     $    (373.3)

Segment assets .................................   $        --     $  54,852.1      $  15,850.5      $   6,696.5      $  77,399.1
Expenditures for long lived assets .............   $      19.2     $      33.5      $      22.5      $        --      $      75.2

DECEMBER 31, 1997:

Net revenues (expenses) ........................   $     433.2     $     774.7      $     496.0      $     (33.3)     $   1,670.6
Depreciation and amortization ..................           5.7            10.7              7.0             26.5             49.9
Net interest (expense) income ..................          (7.1)          204.7            (51.5)           (45.2)           100.9

Income (loss) before income taxes ..............   $       7.3     $     218.1      $      54.4      $    (124.1)     $     155.7

Expenditures for long-lived assets .............   $      15.5     $      28.4      $      18.9      $        --      $      62.8



13.      LEGAL PROCEEDINGS

CSFB Corp. has been named as a defendant in a number of actions relating to its various businesses including various civil actions and arbitrations arising out of its activities as a broker-dealer in securities, as an underwriter and as an employer, and arising out of alleged employee misconduct. From time to time, CSFB Corp. is also involved in proceedings with, and investigations by, government agencies and self-regulatory organizations. Some of the actions have been brought on behalf of various classes of claimants and seek damages of material or indeterminate amounts. Although the ultimate outcome of litigation involving CSFB Corp. cannot be predicted with certainty, after reviewing these actions with its counsel, management believes it has meritorious defenses to all such actions and intends to defend each of these vigorously.

Although there can be no assurance that such actions, proceedings, investigations and litigation will not have a material adverse effect on the results of operations of CSFB Corp. in any future period, depending in part on the results for such period, in the opinion of management of CSFB Corp., based upon advice of counsel, the ultimate resolution of such actions, proceedings, investigations and litigation against CSFB Corp. will not have a material adverse effect on the consolidated financial condition and/or results of CSFB. Corp.

              CREDIT SUISSE FIRST BOSTON CORPORATION AND SUBSIDIARY

14.      QUARTERLY DATA (UNAUDITED)


                                                      INCOME (LOSS)
                                                       BEFORE TAX            NET INCOME
                               TOTAL REVENUES      PROVISIONS (BENEFIT)        (LOSS)
                               --------------      --------------------     -----------
1999:
First quarter............        $   655,279            $  89,967           $   63,437
Second quarter...........            853,925               16,651               19,175
Third quarter............            578,834             (117,601)             (71,562)
Fourth quarter...........            857,599               (7,899)               4,770
                                 -----------            ---------           ----------
     Total year..........        $ 2,945,637            $ (18,882)          $   15,820
                                 ===========            =========           ==========

1998:
First quarter............        $   485,961            $  44,517           $   26,613
Second quarter...........            487,694                 (102)                 823
Third quarter............            293,689              (19,356)             (14,902)
Fourth quarter...........            272,839             (398,336)            (221,238)
                                 -----------           ----------           ----------
     Total year..........        $ 1,540,183            $(373,277)          $ (208,704)
                                 ===========           ==========           ==========

15.      SUBSEQUENT EVENTS

On September 8, 2000, Credit Suisse Group, through a subsidiary, agreed to purchase all of the outstanding shares of common stock of Donaldson, Lufkin & Jenrette, Inc. - series designated Donaldson, Lufkin & Jenrette, Inc. - DLJ Common Stock (the "Acquisition"). The purchase is expected to close on November 3, 2000. Beginning on October 6, 2000, Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and the Parent Company initiated a series of transfers relating to certain proprietary fixed income and equity portfolios maintained by DLJ and certain of its subsidiaries, to CSFB Corp. and certain of its affiliates. In connection with these transfers, CSFB Corp. and certain of its affiliates made an aggregate cash payment of approximately $4.5 billion to DLJ and its subsidiaries.

On November 3, 2000, and simultaneous with the closing of the Acquisition, the Parent Company will transfer all of the outstanding shares of CSFB Corp.
to DLJ in exchange for newly issued shares of DLJ.   As a result of the
transfer, CSFB Corp. will become a direct wholly owned subsidiary of DLJ. Effective November 6, 2000, DLJ will change its name to Credit Suisse First Boston (USA), Inc.